Yu and Associates CPA Corporation (member of GC Alliance Group)

Certified Public Accountants, Management Consultants

Director, Consultant:
K.K.Yu MBA., CPA.
Frank T. Murphy CPA.

Manager:
Aswin Indradjaja
Debbie Wang MBA.
Ava Yim CPA.
Roy Yun CPA.

Member:
American Institute of CPAs
California Society of CPAs
Center For Audit Quality

Registered:
Public Company Accounting Oversight Board

July 31, 2008

Security and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-7561

Dear Sir:

We have read Item 4 of Lightscape Technologies Inc.'s Form 8-K dated July 31, 2008 (date of filing) and agree with the statements made thereon as they related to our Company only.

Yours truly,

Yu and Associates CPA Corp.

c.c. Chairman, Audit Committee
Lightscape Technologies Inc.

411 E. Huntington Drive, Suite 308, Arcadia, CA 91006
Phone: (626) 446-4000 • Fax: (626) 446-4002 • E-mail: info@yucpausa.com • Web-site: www.yucpausa.com